Exhibit 23.1

WELD ASIA ASSOCIATES
(A PCAOB Registered Firm)
13-8, The Boulevard Office, Mid Valley City,
Lingkaran Syed Putra, 59200 Kuala Lumpur,
Malaysia
Tel : (603) 2284 5126 Fax : 2284 7126
E: info@weldasia.com
W: www.weldasia.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

XYI Group, Inc:

We consent to the inclusion in the foregoing Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-202352) of our report dated February 16 , 2015, relating to our audit of the consolidated balance sheet of XYI Group, Inc. as of January 31, 2015, and the related statement of operations, stockholders' equity, and cash flows as of January 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

WELD ASIA ASSOCIATE

Kuala Lumpur, Malaysia

July 31, 2015